Exhibit 99.1

Avigen Reports First Quarter 2009 Financial Results

ALAMEDA, CA, May 11, 2009 – Avigen, Inc. (Nasdaq: AVGN) a biopharmaceutical company, today reported financial results for its first quarter ended March 31, 2009. At March 31, 2009, after repaying $7.0 million of outstanding bank borrowings, Avigen had approximately $44.5 million in financial assets, including cash, cash equivalents and available-for-sale securities and restricted investments, compared with approximately $56.8 million at December 31, 2008 before the debt repayment. More complete financial results are detailed in the financial tables below.

“Since our announcement in March that we had discontinued strategic merger discussions to develop a plan to maximize the liquidation value of our assets, we have taken significant steps to reduce our operating expenses and other future obligations,” stated Andrew Sauter, Avigen’s Chief Executive Officer, President and Chief Financial Officer. “How we design a plan of dissolution will be highly dependent on whether we sell our AV411 drug development portfolio as an asset and liquidate, or whether we sell the entire company. We are currently engaged in active discussions with potential buyers that could prefer either alternative, and are proceeding as expeditiously as we can in these negotiations.”

RECENT AVIGEN HIGHLIGHTS

  Announced Board discontinued strategic merger discussions to develop a plan for liquidation (as reported March 26, 2009)

  Announced Avigen's stockholders rejected a proposal to remove the current Board of Directors at a Special Meeting of Stockholders held on March 27, 2009 (as reported April 1, 2009)

  Company took further steps to reduce costs and position its balance sheet for an efficient liquidation of assets through staff reductions announced March 26, 2009 and the full repayment of $7.0 million of outstanding bank debt on March 31, 2009

  Completed AV411 non-clinical and clinical studies that enhance the value of the program by enabling dosing at preferred, higher clinical development regimens

  Continue to support an ongoing AV411 opioid withdrawal clinical trial funded by NIDA and in partnership with Columbia University and the New York State Psychiatric Institute

  Two preclinical reports published in "Brain Behavior and Immunity,” which support the pharmacological effect of AV411 on enhancing the pain-killing effect of opioids while reducing the addiction properties of commonly used opioids (as reported February 25, 2009)

Financial Results

Avigen reported a net loss of $7.2 million, or $0.24 per share, for the quarter ended March 31, 2009, compared to a net loss of $7.4 million, or $0.25 per share, for the quarter ended March 31, 2008.

During the first quarter of 2009, Avigen’s Board of Directors and management were focused on reducing costs and preserving the value of the company’s assets while assessing strategic opportunities to maximize shareholder value. During the period, the company was engaged in a proxy fight and incurred significant legal and other expenses. On March 26, 2009, the Board of Directors announced that it had discontinued strategic merger discussions, further reduced the company’s staff level to four full-time employees, and intended to develop a plan that would maximize the liquidation value of the company.

During the quarter, the company wound down research and development activities associated with the AV650 program that was terminated in October 2008, and completed the active clinical and preclinical studies associated with AV411, its glial attenuator compound in development to treat neuropathic pain and addiction. These actions are intended to significantly reduce expenses in future periods.

The company continues to support the ongoing clinical trial of AV411 that is funded by the National Institute on Drug Abuse (NIDA) for the treatment of opioid withdrawal and believes that data from this trial will further enhance the monetization value of the development program to Avigen’s stockholders.

Research and development expenses for the three-month periods ended March 31, 2009 and 2008 were $2.8 million and $6.3 million, respectively. This decrease primarily reflects the reduction in costs related to the termination of the company’s clinical development for AV650. This decrease also reflects lower expenses for personnel, overhead and other research and development costs as a result of the corporate restructuring initiated in November 2008 and other efforts to wind down further development activities.

General and administrative expenses for the three-month periods ended March 31, 2009 and 2008 were $5.0 million and $2.3 million, respectively. The expenses for the 2009 period include a one-time severance charge of approximately $1.6 million in connection with the staff reduction announced during the quarter, and approximately $1.7 million in legal and other professional services expenses, primarily in connection with the proxy fight, that are not expected to continue at these levels in future quarters.

Sublease income rose to $138,000 for the first quarter of 2009 as a result of entering into a new sublease agreement effective March 1, 2009 that Avigen expects will generate approximately $905,000 in sublease income and recovery of operating costs through November 2010.

Net interest income and other income were $424,000 and $810,000 for the quarters ended March 31, 2009 and 2008, respectively. This decrease primarily reflects the lower outstanding balances of interest-bearing cash and securities, as well as a general decline in market interest rates that have led to a lower average yield earned on Avigen’s portfolio. Avigen maintains a portfolio of marketable securities with very conservative investment objectives that focus on preservation of principal, liquidity, and maximum total return. As of March 31, 2009, this portfolio primarily included federal agency obligations, high-quality, short-term asset-backed securities, money market-eligible securities, and approximately 19% in corporate debt securities. Avigen does not invest in auction rate securities. As of March 31, 2009, the portfolio carried an unrealized gain of approximately $181,000.

About Avigen

Avigen is a biopharmaceutical company that has focused on identifying and developing differentiated products to treat patients with serious neurological and other disorders. Avigen is seeking to monetize AV411 and related drug candidates, its potential product for neuropathic pain and opioid withdrawal and methamphetamine addiction. For more information about Avigen, consult the company's website at www.avigen.com.

Statement under the Private Securities Litigation Reform Act

The statements in this press release relating to Avigen’s belief that the data from the clinical trial of AV411 will enhance the monetization value of the development program, its belief regarding future operating expenses and sublease income, and its expectations regarding its plans to sell or dissolve the company, are forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements, including the risk that Avigen will not be able to negotiate a sale transaction with a buyer on terms Avigen believes to be favorable to its stockholders; the risk that potential buyers will not move expeditiously in their negotiations with Avigen; and the risk that Avigen may incur higher operating costs if unexpected events occur, such as sublease defaults and additional hostile stockholder actions. Other risks and uncertainties relating to Avigen are detailed in reports filed by Avigen with the Securities and Exchange Commission.

AVIGEN, INC.

SELECTED FINANCIAL INFORMATION

STATEMENTS OF OPERATIONS

(In thousands, except shares and per share information)	Three months ended
	March 31,	March 31,
	2009	2008
	(unaudited)
Revenue	$-	$-
Operating expenses
Research and development	2,778	6,262
General and administrative	4,978	2,288
Impairment loss related to long-lived assets	-	(274)
Total operating expenses	7,756	8,276

Loss from operations	(7,756)	(8,276)
Sublease income	138	55
Net interest income and other expense	424	810
Net loss	$(7,194)	$(7,411)

Basic and diluted net (loss) income per common share	$(0.24)	$(0.25)

Shares used in basic and diluted net loss
per common share calculation	29,769,115	29,755,876

CONDENSED BALANCE SHEETS
	March 31,	December 31,
	2009	2008
(In thousands)	(unaudited)	(1)
Cash, cash equivalents and available-for-sale securities	$37,545	$47,803
Restricted cash and investments - current	4,954	7,036
Accrued interest and other current assets	663	914
Total current assets	43,162	55,753

Restricted investments	2,000	2,000
Property and equipment, net	40	52
Deposits and other assets	229	241

Total assets	$45,431	$58,046

Current liabilities	$4,494	$10,240

Long-term obligations	588	602
Stockholders' equity	40,349	47,204

Total liabilities and stockholders' equity	$45,431	$58,046

(1) Derived from audited financial statements.